TRACOR

            Tracor, Inc., 6500 Tracor Lane, Austin, Texas 78725-2000

                            NOTICE OF ANNUAL MEETING

                                 April 21, 1998

     The Annual Meeting of the Shareholders of Tracor, Inc. will be held at Tracor, Inc., 6500 Tracor Lane, Austin, Texas 78725-2000, on Tuesday, April 21, 1998, at 10:00 a.m., for the following purposes:

     1.    To elect two directors;

     2. To approve and ratify the selection by the Board of Directors of Ernst & Young LLP as independent auditors for 1998; and

     3. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on Monday, March 9, 1998, are entitled to receive notice of, and to vote at, the meeting. A list of Shareholders entitled to vote will be kept at the offices of Tracor, Inc., 6500 Tracor Lane, Austin, Texas 78725-2000, for a period of 10 days prior to the meeting.


BY ORDER OF THE BOARD OF DIRECTORS,                               March 20, 1998

RUSSELL E. PAINTON
SECRETARY

                             YOUR VOTE IS IMPORTANT!

                      PLEASE PROMPTLY MARK, DATE, SIGN, AND
                   RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                                     TRACOR

            Tracor, Inc., 6500 Tracor Lane, Austin, Texas 78725-2000

                                 PROXY STATEMENT
                                       FOR
                                ANNUAL MEETING OF
                                   SHAREHOLDERS
                          TO BE HELD ON APRIL 21, 1998

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tracor, Inc. ("Tracor" or the "Company") of proxies to be voted at the Annual Meeting of Tracor Shareholders on April 21, 1998. This Proxy Statement and the accompanying Proxy Card are being mailed to shareholders on or about March 26, 1998. Business at the Annual Meeting is conducted in accordance with the procedures determined by the presiding officer and is generally limited to matters properly brought before the meeting by or at the instance of the Board of Directors or by a shareholder pursuant to provisions requiring advance notice and disclosure of relevant information.

     The expense of preparing, printing, and mailing proxy materials to the Company's shareholders will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to verified owners of the Company's stock.

                                VOTING OF PROXIES

     Shareholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes on the enclosed Proxy Card, and sign, date, and return the card in the enclosed postage-paid envelope. If no choice is specified and the card is properly executed and returned, the shares will be voted by the management of Tracor. A shareholder of record who executes a proxy may revoke or revise that proxy at any time before the meeting or, by voting by ballot at the meeting, cancel any proxy previously returned.

     If any nominees for director named in Item 1. (Election of Directors), beginning on page 6, should be unavailable for election, the proxies will be voted for the election of such other person as may be recommended by the Company in place of such nominee.

     Shareholders of record at the close of business on Monday, March 9, 1998, are entitled to receive notice of the meeting and to vote the shares held on that date. Each share is entitled to one vote. The holders of at least a majority of the outstanding shares of common stock must be represented in person or by proxy at the Annual Meeting for the meeting to be held. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will not be counted either for or against any of the nominees. Abstentions may be specified on all proposals, except the election of directors, and will be counted as present for purposes of determining the existence of a quorum for holding the meeting and with respect to the item on which the abstention is noted. The affirmative vote of a majority of the shares represented at the meeting, in person or by proxy, is required for approval of all matters to be voted upon. In the case of the election of directors, an abstention would be counted as a vote against the election of the director. Under the rules of the New York Stock Exchange
(NYSE), brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners.
 Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors or the other matters to be voted on. Votes will be tabulated by ballot counters appointed by the Company.

                     OWNERSHIP OF TRACOR, INC. COMMON STOCK

     The following tables set forth as of February 17, 1998, certain information known to the Company with respect to the beneficial ownership (as defined in the rules of the Securities and Exchange Commission hereafter, the "SEC" or the "Commission") of Tracor Common Stock by all directors; the chief executive officer and the other executive officers named on the Summary Compensation Table (on page 8); all directors and executive officers as a group; and any person who is known by the Company to be the beneficial owner of more than five percent of Tracor Common Stock. The percentages are calculated including shares which are subject to outstanding warrants and options held by directors and officers.



           Name and Address                 Number of
          of Beneficial Owner                Shares          Percent
          -------------------               ---------        -------

          William E. Conway, Jr.            91,038 (1)          *
          The Carlyle Group
          1001 Pennsylvania Avenue, N.W.
          Suite 220 South
          Washington, DC 20004

          Julian Davidson                    4,200 (2)          *
          991 Discovery Drive
          Huntsville, AL 35801

          Anthony Grillo                    14,200 (3)          *
          The Blackstone Group
          345 Park Avenue
          New York, NY 10154-0191

          Bob Marbut                        32,700 (4)          *
          Hearst-Argyle Television, Inc.
          200 Concord Plaza
          Suite 700
          San Antonio, TX 78216

          Elvis L. Mason                 1,415,071 (5)       5.6%
          Mason Best Company
          2121 San Jacinto
          Suite 1000
          Dallas, TX 75201

          Thomas P. Stafford                 8,200 (6)          *
          Stafford, Burke and Hecker, Inc.
          1006 Cameron Street
          Alexandria, VA 22314

          James B. Skaggs                  521,564 (7)       2.1%
          Tracor, Inc.
          6500 Tracor Lane
          Austin, TX 78725-2000

          Barry G. Campbell                 59,487 (8)          *
          Tracor Systems Technologies, Inc.
          1601 Research Boulevard
          Rockville, MD 20850

          Robert K. Floyd                   99,111 (9)          *
          Tracor, Inc.
          6500 Tracor Lane
          Austin, TX 78725-2000

          George R. Melton                 91,200 (10)          *
          Tracor Aerospace, Inc.
          6500 Tracor Lane
          Austin, TX 78725-2070

          Terry A. Straeter               211,531 (11)          *
          GDE Systems, Inc.
          16550 West Bernardo Drive
          San Diego, CA 92127

          Franklin Advisors, Inc.       1,321,300 (12)         5%
          777 Mariners Island Boulevard
          San Mateo, CA 94403-7777

          Mason Best Co., L.P.          1,398,067 (13)       5.6%
          2121 San Jacinto
          Suite 1000
          Dallas, TX 75201

          Gerald B. Unterman            2,010,374 (14)         8%
          70 East 55th Street
          New York, NY 10022

          All directors and executive   2,847,671 (15)        11%
          officers as a group, including
          those named above


------------

*= less than 1%.

(1) 15,046 shares are held by Mr. Conway and 1,200 shares are held pursuant to stock options exercisable within 60 days of the date of the proxy.
     Mr. Conway owns more than 90% of the stock of Stupar Holdings Corporation, a private company which owns 74,792 shares of common stock.

(2) 3,000 shares are held by Dr. Davidson; 1,200 shares are held pursuant to stock options exercisable within 60 days of the date of the proxy.

(3) 13,000 shares are held by Mr. Grillo; 1,200 shares are held pursuant to stock options exercisable within 60 days of the date of the proxy.

(4) 31,500 shares are held by Mr. Marbut; 1,200 shares are held pursuant to stock options exercisable within 60 days of the date of the proxy.

(5) 7,000 shares are held by Mr. Mason; 1,200 shares are held pursuant to stock options exercisable within 60 days of the date of the proxy.
     Mr. Mason is the president of E. L. Mason Corporation, which is the general partner of MB Partners, Ltd. ("MB Partners"), which is the general partner of the Mason Best Company, L.P. ("Mason Best"). Mason Best directly owns 1,398,067 shares of common stock. Mr. Mason owns 50% of the general partner of Mason Best, MB Partners; however, Mr. Mason holds 100% of the voting rights in the general partner of Mason Best. In addition, Mr. Mason is the managing partner of Mason Best. As a result, Mr. Mason may be deemed to beneficially own 100% of the shares held by Mason Best. MB Partners directly owns 8,804 shares of common stock, and Mr. Mason owns 100% of E.L. Mason Corporation, which is the general partner of MB Partners, and may be deemed to beneficially own 100% of the shares held by MB Partners.

(6) 7,000 shares are held by Lt. Gen. Stafford; 1,200 shares are held pursuant to stock options exercisable within 60 days of the date of the proxy.

(7) 47,364 shares are held by Mr. Skaggs; 469,200 shares are held pursuant to stock options exercisable within 60 days of the date of the proxy. In addition, 5,000 shares are held pursuant to Series A Warrants which are convertible into common stock.

(8) 1,887 shares are held by Mr. Campbell; 57,600 shares are held pursuant to stock options exercisable within 60 days of the date of the proxy.

(9) 3,411 shares are held by Mr. Floyd; 94,700 shares are held pursuant to stock options exercisable within 60 days of the date of the proxy. In addition, 1,000 shares are held pursuant to Series A Warrants which are convertible into common stock.

(10) 12,600 shares are held by Mr. Melton; 75,600 shares are held pursuant to stock options exercisable within 60 days of the date of the proxy. In addition, Mrs. Melton holds 3,000 shares of common stock.

(11) 13,000 shares are owned by Dr. Straeter; 33,200 shares are held pursuant to stock options exercisable within 60 days of the date of the proxy. In addition, a family trust over which Dr. Straeter has control holds 163,331 shares and 2,000 shares are held pursuant to Series A Warrants which are convertible into common stock.

(12) Shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the "Adviser Subsidiaries") of Franklin Resources, Inc. ("FRI"). Such advisory contracts grant to such Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory clients. Therefore, such Adviser Subsidiaries may be deemed to be the beneficial owner of the securities. Charles B. Johnson and Rupert H. Johnson, Jr. (the "Principal Shareholders") each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholder of FRI. FRI, the Principal Shareholders, and each of the Adviser Subsidiaries disclaim any economic interest or beneficial ownership in the Tracor, Inc. shares. Franklin Advisors, Inc. has sole power to vote or to direct the vote of, and to dispose or to direct the disposition of, 1,321,300 shares. Franklin Mutual Advisers, Inc. has sole power to vote or to direct the vote of, and to dispose or to direct the disposition of, 567,000 shares. Franklin Management, Inc. has sole power to dispose or to direct the disposition of 4,040 shares.

(13) See footnote (5) above.

(14) GBU, Inc. is the sole general partner of Oak Tree Partners, L.P. and GEM Convertible Securities Partners, L.P. GBU, Inc. beneficially owns 1,146,424 shares (which are directly owned by Oak Tree Partners, L.P.) and 152,500 shares are held pursuant to Series A Warrants which are convertible into common stock (which are owned by GEM Convertible Securities Partners, L.P.). Mr. Unterman is the president, majority shareholder, and a director of GBU, Inc. He is also the president, sole shareholder, and a director of GEM Capital Management, Inc. GEM Capital Management, Inc. is a registered investment advisor whose accounts own 71,175 shares which Mr. Unterman may be deemed to beneficially own. Mr. Unterman is the trustee of a profit
     sharing plan which owns 25,900 shares.   Mr. Unterman owns 100,000 shares;
     additionally 514,375 shares are held pursuant to Series A Warrants which are convertible into common stock.

     With respect to the 1,146,424 shares owned by Oak Tree Partners, L.P., GBU owns a 19.4% interest in that partnership and Gerald B. Unterman owns 83% of GBU, Inc. Therefore, Mr. Unterman claims beneficial ownership of only 184,597 of those shares.

     With respect to the 152,500 shares held pursuant to the Series A Warrants owned by GEM Convertible Securities Partners, L.P., GBU, Inc. owns a 1% interest in that partnership, and Mr. Unterman owns 83% of GBU, Inc. Therefore, Mr. Unterman claims beneficial ownership of only 1,266 of those shares.

(15) Includes shares subject to outstanding warrants and options which are exercisable within 60 days of the date of the proxy.

                          OUTSTANDING VOTING SECURITIES

     The number of voting securities of Tracor outstanding on February 17, 1998, was 25,189,051 shares of common stock, $.01 par value, owned by approximately 304 shareholders of record.

1.  ELECTION OF DIRECTORS.

     Pursuant to the General Corporation Law of the State of Delaware, as implemented by Tracor's Certificate of Incorporation and Bylaws, all corporate powers are exercised by or under the direction of the Board of Directors, and the Company's business, property, and affairs are managed by or under the direction of the Board.

     The Board of Directors has created committees with responsibility for audits, compensation, and ethical issues. Each director who is not an employee of Tracor or a subsidiary serves on one committee. See Committees of the Board.

     Two directors are to be elected at this meeting to serve until 2001 or until their successors have been elected and qualified. Mr. Skaggs and Lt. Gen. Stafford are currently directors of the Company and have been nominated by the Board of Directors for election at this Annual Meeting.

     Outside (non-employee) directors of the Company receive annual Board retainers of $22,750, plus travel and allowances where appropriate. Attendance fees of $1,200 per meeting are also paid. Directors who also serve on a committee of the Board of Directors receive $1,050 for each committee meeting attended. Directors who chair committees receive an additional $1,000 per meeting attended. Directors who are currently on the Board at the first of each year receive 1,000 shares of restricted common stock and are granted 2,000 stock options at the then current market price.

     A vacancy in any director position may be filled by a majority vote of the remaining directors. The individual elected to the vacant director position would serve until the next Annual Meeting of Shareholders.

     During 1997, the Board of Directors met five times. Each director attended more than 75% of the aggregate of (a) the total number of meetings held during 1997 and (b) the total number of meetings held by all committees of the Board of Directors on which each served.

     Following are the nominees of the Company, with information including their age, principal occupation and other business affiliations, the year each was first elected as a director, the Board committee memberships of each, and other affiliations.

     The Board of Directors recommends a vote FOR each of the nominees listed below.

     James B. Skaggs has been a director of the Company since March 1990. He has also served as the president and CEO of the Company since November 1991. Mr. Skaggs served as president, CEO, and a director of Westmark Systems, Inc. from March 1990 through December 1991, and is currently a director of Alamo Group Inc.

     Lt. Gen. Thomas P. Stafford, USAF (ret.) has been a director of the Company since April 1994. He is a member of the Audit/Ethics Committee. Lt. Gen. Stafford, a former astronaut, is a co-founder of the technical consulting firm of Stafford, Burke and Hecker, Inc. (1983). He serves on the boards of directors of AlliedSignal Corporation (March 1981 to present); CMI, Inc. (1983 to present); Seagate Technologies, Inc. (March 1988 to present); Tremont, Inc. (October 1990 to present); and Wheelabrator Technologies, Inc. (September 1987 to present), all of which are listed on the New York Stock Exchange. He also serves on the boards of Timet, Inc. (April 1996 to present) and Cycomm International (October 1996 to present), listed, respectively, on Nasdaq and the American Stock Exchange.

                          REMAINING DIRECTORS AND TERMS

     The directors not up for election at this Annual Meeting are:

William E. Conway, Jr. has been a director since April 25, 1995. He is a member of the Audit/Ethics Committee. Mr. Conway joined The Carlyle Group in August 1987 and is a managing director. He serves on the boards of directors of GTS Duratek, Inc. (January 1995 to present); Howmet International, Inc. (December 1995 to present); and Nextel Communications, Inc. (February 1997 to present). He also serves on the boards of several private companies in which Carlyle has invested. Prior to Tracor's acquisition of GDE Systems, Inc. ("GDE"), he served as chairman of the board of GDE. Mr. Conway's term expires in 2000.

Dr. Julian Davidson has been a director of the Company since November 1991. He is chairman of the Compensation/Stock Option Committee. Dr. Davidson is president and CEO of Davidson Enterprises, LLC, a commercial and defense consulting firm since April 1, 1996. Before that, he was a senior vice president of Booz, Allen and Hamilton from May 1984 to April 1996. He also serves as a director on the boards of several privately held companies.
Dr. Davidson's term expires in 1999.

Anthony Grillo has been a director of the Company since December 1991. He is chairman of the Audit/Ethics Committee. Mr. Grillo is a senior managing director of The Blackstone Group, L.P., an investment banking firm. Mr. Grillo currently serves as a member of the board of directors of Littelfuse, Inc. (November 1991 to present), a former affiliate of Tracor's predecessor, as well as a member of the boards of People's Choice TV; Bar Technolgies Inc.; and The Academy of Political Science. Mr. Grillo's term expires in 1999.

Bob Marbut has been a director of the Company since November 1991. He is a member of the Compensation/Stock Option Committee. Mr. Marbut is chairman and co-CEO of Hearst-Argyle Television, Inc., a Nasdaq-traded television station group which was created in the merger of Hearst Broadcasting and Argyle Television, Inc. in August 1997. Previously, he was co-founder, chairman, and CEO of Argyle Television since its inception in 1994. He also founded Argyle Television Holding, Inc. in 1993, a television station group for which he served as chairman and CEO until it was sold in April 1995. He is also chairman and CEO of Argyle Communications, Inc. (founded in January 1992), which is the managing general partner of Argyle Communications Partners, L.P., a limited partnership involved in the acquisition and operation of television stations, and successor to The Argyle Group, of which he had been chairman and CEO since January 1992. He serves on the boards of directors of Tupperware Corporation (1996 to present); Ultramar Diamond Shamrock, Inc. (December 1996 to present); Hearst-Argyle Television, Inc. (August 1997 to present); and Argyle Communications, Inc. (January 1992 to present). Mr. Marbut's term expires in 2000.

Elvis L. Mason has been a director of the Company since November 1991. He is a member of the Compensation/Stock Option Committee. Since August 1984, he has served as managing partner of Mason Best Company, L.P. ("Mason Best"), a merchant banking firm, and on the boards of several privately held companies in which Mason Best was a significant shareholder. He also has served, since December 1991, as a director and, since February 1992, as chairman of the board and CEO of San Jacinto Holdings, parent company of Safeguard Business Systems, Inc., a supplier of office management products and services for small businesses. Mr. Mason became Chairman and CEO of Safeguard Business Systems, Inc. in August 1997. Mr. Mason also serves as a director of United Meridian Corporation. Mr. Mason's term expires in 1999.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table shows the compensation of the Company's five most highly compensated executive officers, including the chief executive officer, for the three most recent fiscal years:

                           Summary Compensation Table

                                                                             ALL
                                                                            OTHER
                          ANNUAL COMPENSATION    LONG-TERM COMPENSATION  COMPENSATION(1)
                       ------------------------  ----------------------- ---------------
                                                     AWARDS      PAYOUTS
                                                 --------------  -------
                                                         SECUR-    LONG
                                                         ITIES     TERM
                                                 RESTRI- UNDER-   INCEN-
                                                 CTED    LYING     TIVE
NAME AND                                         STOCK  OPTIONS/   PLAN
PRINCIPAL POSITION     YEAR   SALARY     BONUS   AWARDS  SAR(2)  PAYOUTS
---------------------  ----  --------  --------  ------ -------  -------   -------------
   James B. Skaggs,    1997  $635,003  $409,140  - 0 -  100,000    - 0 -     $67,882
   President & CEO     1996   577,533   490,445  - 0 -  100,000    - 0 -      39,281
                       1995   523,921   410,987  - 0 -  200,000    - 0 -      28,687

   Barry G. Campbell,  1997  $241,308  $159,417  - 0 -   18,000    - 0 -     $23,431
   Vice President      1996   235,885   129,938  - 0 -   12,000    - 0 -      11,865
                       1995   209,244   105,074  - 0 -   20,000    - 0 -       9,699

   Robert K. Floyd,    1997  $258,232  $128,552  - 0 -   20,000    - 0 -     $37,238
   Vice President &    1996   230,568   149,446  - 0 -   12,000    - 0 -      22,585
   CFO                 1995   216,448   126,703  - 0 -   20,000    - 0 -      17,592

   George R. Melton,   1997  $232,419  $180,945  - 0 -   20,000    - 0 -     $23,175
   Vice President      1996   200,366   133,502  - 0 -   12,000    - 0 -      16,803
                       1995   166,675    88,069  - 0 -   18,000    - 0 -      10,973

   Terry A. Straeter,  1997  $254,128  $184,375  - 0 -   20,000    - 0 -     $49,933
   Vice President      1996   226,900   174,177  - 0 -   12,000    - 0 -      50,605
                       1995   212,019   138,273  - 0 -   15,000  $243,132     24,296

__________________

(1) Includes term life insurance premiums paid by the Company on behalf of each named individual.

(2)  No SARs have been issued as of the dates indicated.



                                                             Potential Realizable Value
                                                               at Assumed Annual Rates
                                                             of Stock Price Appreciation
                      Individual Grants                         for Full Option Term
     -----------------------------------------------------  ----------------------------
                                 % of
                                 Total
                        # of    Granted
                       Secur-     to
                        ities   Employ-  Exer-
                       Under-    ees     cise
                        lying     in      or
                       Options  Fiscal   Base   Expiration
           Name        Granted   1997    Price     Date           5%             10%
     ----------------  -------  ------  ------  ----------  -------------  -------------
     James B. Skaggs   100,000  20.91%  $22.38  02/12/2007  $1,407,465.80  $3,566,795.20
     Barry G. Campbell  18,000   3.76%   22.38  02/12/2007     253,343.84     642,023.13
     Robert K. Floyd    20,000   4.18%   22.38  02/12/2007     281,493.16     713,359.04
     George R. Melton   20,000   4.18%   22.38  02/12/2007     281,493.16     713,359.04
     Terry A. Straeter  20,000   4.18%   22.38  02/12/2007     281,493.16     713,359.04


------------

(1) The per share option exercise prices are the fair market value of the Company's common stock on the date of the grant, and the term of each option is 10 years. 30% of each option is exercisable one year after the date of grant, an additional 30% is exercisable two years after the grant, and the remainder is exercisable three years after the grant.



                     Aggregate Option Exercises in Last Fiscal Year
                            and Fiscal Year-End Option Values

                                                # of Unexer-       Value of Unexercised
                                               cised Options     In-the-Money Options at
                                              Fiscal Year End      Fiscal Year End(1)
                                             -----------------   -----------------------
                          # of
                         Shares
                         Acquir-
                         ed on                Exer-
                         Exer-      Value    cisable   Unexer-      Exer-       Unexer-
           Name           cise    Realized   12/31/97  cisable     cisable      cisable
     -----------------   ------   --------   --------  -------   ----------   ----------
     James B. Skaggs     15,000   $390,000   329,200   250,000   $7,391,496   $3,187,900
     Barry G. Campbell     -0-       -0-      40,600    34,400      816,110      402,740
     Robert K. Floyd       -0-       -0-      77,100    36,400    1,900,105      418,740
     George R. Melton     3,000     69,750    62,600    35,600    1,578,670      404,836
     Terry A. Straeter     -0-       -0-      17,600    34,400      298,370      383,980


------------

(1) The last sale price of the Common Stock on December 31, 1997, was $30.38 per share.

     Employment Agreements. Effective as of November 22, 1996, the Company entered into employment agreements with certain of its officers who had not previously entered into employment agreements with the Company and, further, entered into amended and restated employment agreements with certain of its officers who had previously entered into employment agreements with the Company. Each of the above-named officers has executed employment agreements with the Company, except Dr. Straeter. All of the agreements provide for a termination date of December 31, 1999, or the first day of the year following the year in which the officer reaches his/her 65th birthday. The agreements also provide for automatic renewals unless terminated earlier by the officer or the Board of Directors.

     Among other things, the employment agreements assure the continuation of each such officer's base salary as of such date and his/her continued participation in the Company incentive and other welfare and benefit plans, as well as continuation of his/her then current level of job position and responsibilities, failing which such officer may terminate his/her employment with the Company and receive, as termination pay, stipulated amounts equal to up to two times such officer's base salary then in effect and other benefits. Under each employment agreement, the Company has the right to terminate an officer for cause, under which circumstances the officer would not be entitled to termination pay. Each agreement provides that upon termination the officer will not compete with the Company for a period of six months after the date of termination nor will the officer divulge confidential information or trade secrets to third parties.

     Retirement Benefits and Related Information. The Company has a Defined Benefit Retirement Plan (the "Retirement Plan") which provides retirement benefits for its employees and employees of participating affiliates. The Retirement Plan has three benefit formulas as described below for Tracor, Vitro, and GDE employees. Employees covered under the Tracor formula become vested in the Retirement Plan upon the completion of five years of vesting service. Monthly benefits, payable at normal retirement age, are based upon an amount equal to one percent of final "average monthly compensation" up to "covered compensation" plus one and one-half percent of final average monthly compensation in excess of covered compensation, multiplied by the years of credited service with the Company, less one year. Average monthly compensation s defined as the average monthly compensation actually paid, including bonuses and overtime pay for the five highest successive calendar years. Covered compensation is defined as the average of the maximum wages subject to social security taxes for the 35 years ending in the calendar year before the employee reached Social Security retirement age. Credited service is the period of the employee's total employment with the Company. The monthly benefits are not subject to deductions for Social Security or other offset amounts.

     Employees covered under the Vitro formula are provided monthly benefits, payable at normal retirement age, which are based on the amount equal to one and one-tenth percent of average annual compensation up to covered compensation plus one and three-quarters percent of average annual compensation in excess of covered compensation, multiplied by the years of credited service. Average annual compensation means the average of annual earnings during the employee's five consecutive highest paid years with Vitro. Credited service generally means all the employee's years of service with Vitro. The monthly benefits are not subject to deductions for Social Security or other offset amounts.

     Employees covered under the GDE formula are provided monthly benefits, payable at normal retirement age, which are based on the amount equal to approximately one and three-tenths percent of average annual compensation, multiplied by the years of credited service. Average annual compensation means the average of annual earnings during the employee's five consecutive highest paid years with GDE. Credited service generally means all the employee's years of service with GDE. The monthly benefits are not subject to deductions for Social Security or other amounts.

     The following tables show the estimated annual benefits payable upon retirement to persons in specified remuneration and years of service classifications who would retire in 1998 at age 65. The amounts shown in the tables were determined as normal retirement benefits at December 31, 1997, and were based on pay limited by Section 401(a)(17) of the Internal Revenue Code (the "Code"). Benefits are limited by Section 415 of the Code without regard to combined plan limitations.



                         Retirement Plan Annual Benefits

                                  Tracor, Inc.

                                              Years of Service
        Final Average
     Annual Compensation       15         20         25         30         35
     -------------------       --         --         --         --         --
          $100,000          $18,949    $25,716    $32,484    $39,251    $46,018
          $125,000           24,199     32,841     41,484     50,126     58,768
          $150,000           29,449     39,966     50,484     61,001     71,518
          $175,000           33,824     46,230     58,634     71,040     83,444
          $200,000           37,574     51,854     66,134     80,414     94,694
          $225,000           41,324     57,480     73,634     89,790    105,944
          $250,000           42,950     59,918     76,886     93,854    110,822
          $300,000           42,950     59,918     76,886     93,854    110,822
          $350,000           42,950     59,918     76,886     93,854    110,822
          $400,000           42,950     59,918     76,886     93,854    110,822
          $450,000           42,950     59,918     76,886     93,854    110,822
          $500,000           42,950     59,918     76,886     93,854    110,822
        $1,252,972(1)        42,950     59,918     76,886     93,854    110,822


------------

(1) Represents 120% of covered compensation for the most highly compensated individual who would be entitled to benefits under this particular plan.



                        Tracor Systems Technologies, Inc.(2)

                                              Years of Service
        Final Average
     Annual Compensation       15         20         25         30         35
     -------------------       --         --         --         --         --
          $100,000          $23,393    $31,191    $38,988    $46,786    $54,583
          $125,000           29,955     39,940     49,926     59,911     69,896
          $150,000           36,518     48,690     60,863     73,036     85,208
          $175,000           42,070     56,448     70,826     85,204     99,582
          $200,000           46,882     63,448     80,013     96,579    113,145
          $225,000           53,695     70,448     89,201    107,954    125,000
          $250,000           53,781     73,483     93,185    112,886    125,000
          $300,000           53,781     73,483     93,185    112,886    125,000
          $350,000           53,781     73,483     93,185    112,886    125,000
          $400,000           53,781     73,483     93,185    112,886    125,000
          $480,870(1)        53,781     73,483     93,185    112,886    125,000


------------

(1) Represents 120% of covered compensation for the most highly compensated individual who would be entitled to benefits under this particular plan.

(2) Employees of Tracor Systems Technologies, Inc. and Tracor Services Corporation whose credited service begins on or after January 1, 1996, are covered under the Tracor benefit formula. Benefits based on pay over $160,000 are limited with a minimum benefit, as of December 31, 1993, under prior pay plan.


                                GDE Systems, Inc.

                                              Years of Service
        Final Average
     Annual Compensation       15         20         25         30         35
     -------------------       --         --         --         --         --
          $100,000          $20,000    $26,667    $33,333    $40,000    $46,667
          $125,000           25,000     33,333     41,667     50,000     58,333
          $150,000           30,000     40,000     50,000     60,000     70,000
          $175,000           34,200     45,866     57,533     69,200     80,866
          $200,000           37,866     51,200     64,533     77,866     91,199
          $225,000           41,533     56,533     71,533     86,533    101,533
          $250,000           43,123     58,845     74,568     90,291    106,013
          $300,000           43,123     58,845     74,568     90,291    106,013
          $350,000           43,123     58,845     74,568     90,291    106,013
          $400,000           43,123     58,845     74,568     90,291    106,013
          $450,000           43,123     58,845     74,568     90,291    106,013
          $526,204 (1)       43,123     58,845     74,568     90,291    106,013


------------

(1) Represents 120% of covered compensation for the most highly compensated individual who would be entitled to benefits under this particular plan.

     As of December 31, 1997, the persons named in the Summary Compensation Table were credited with the following years of service under the Retirement
Plan: Mr. Skaggs, 7.8; Mr. Campbell, 27.6; Mr. Floyd, 7.6; Mr. Melton, 7.8; and Dr. Straeter, 17.8.

     Non-Qualified Supplemental Retirement Benefit. During 1993, the Company established a Non-Qualified Supplemental Retirement Program for certain of its officers, which was amended and restated effective as of January 30, 1997 (hereafter, the "Program"). The Program provides that upon normal retirement or termination not for cause, Company officers covered by the Program will receive a monthly income of up to 50% of his/her average compensation for the 36 months immediately prior to the date of retirement or termination, less the amount of retirement benefits which the officer would otherwise be entitled to under the Retirement Plan. The actual amount the participant would be entitled to receive is determined by the participant's total number of years of service to the Company after December 21, 1991. The Program further provides that upon the death of the participant, his or her spouse would also be entitled to receive a monthly income equal to one-half of the benefit which would otherwise be payable to the officer. Currently, Messrs. Skaggs, Floyd, and Melton are participants in the Program. The Program additionally provides that if any of the participants are terminated without cause, they shall become immediately 100% vested in the Program, and in the case of Messrs. Skaggs and Floyd, they may elect to receive the benefits payable to them under the Program in a lump sum. Assuming the individuals remain in the employ of the Company until their normal retirement age, each of the following executives will receive an annuity, as described above, which, on an actuarial basis, is equal to the following annual payments: Mr. Skaggs, $490,480; Mr. Floyd, $176,384; and Mr. Melton, $233,496.

     Dr. Straeter is eligible to receive benefits from the GDE Systems, Inc. Supplemental Retirement Plan. This plan is designed to replace any pension benefit lost to Dr. Straeter if his final average covered compensation is in excess of the limitations for eligible compensation contained in Sections 415 or 401(a)(17) of the Code. Assuming Dr. Straeter remains employed by the Company until his normal retirement age, he will receive an annuity with an estimated annual payment of $150,540.

     Mr. Campbell is eligible to receive benefits from the Tracor Benefit Restoration Plan. This plan, adopted October 1, 1996, is designed to replace any pension benefit lost to Mr. Campbell if his final average monthly covered compensation is in excess of the limitations for eligible compensation contained in Sections 415 or 401(a)(17) of the Code. Assuming Mr. Campbell remains with the Company until his normal retirement age, he will receive an estimated lump sum payment of $1,615,485.

     Effective December 1, 1996, Tracor adopted the Tracor Deferred Compensation Plan designed primarily to replace 401(k) Plan benefits lost due to the Code limitations on employee deferrals and covered compensation used to determine benefits from the qualified Tracor, Inc. 401(k) Plan. For 1997, matching contributions were credited in the amount of $13,287 to Mr. Skaggs; $5,043 to Mr. Campbell; $3,427 to Mr. Floyd; and $5,262 to Mr. Melton.

                             COMMITTEES OF THE BOARD

     Audit/Ethics Committee. The Audit/Ethics Committee met two times in 1997. The duties of the Committee are to:

     a. recommend to the Board of Directors a firm of independent auditors to perform the audit of the annual financial statements of the Company;

     b. review with the independent auditors and with financial management the proposed scope of the annual audit, past audit experience, the Company's internal audit program, recently completed internal audits, and other matters bearing upon the scope of the audit;

     c. review with the independent auditors and with financial management significant matters revealed in the course of the audit of the annual financial statements of the Company;

     d. review on an annual basis whether the Company's ethics policies have been communicated by the Company to all key employees of the Company and its subsidiaries;

     e. review with financial management any suggestions and recommendations of the independent auditors of the Company;

     f. meet on a regular basis with a representative or representatives of the Internal Audit Department of the Company and to review the Internal Audit Department's Reports of Operations; and

     g. report its activities and actions to the Board at least once each fiscal year.

     Members of the Audit/Ethics Committee are Anthony Grillo, Chairman; William E. Conway; and Thomas P. Stafford.

     The independent auditors and Tracor's internal auditor have direct access to the Committee and may discuss with it any matters which may arise in connection with audits, the maintenance of internal accounting controls, or any other matter relating to Tracor's financial affairs. Furthermore, the Committee may authorize the independent auditors to investigate any matters which the Committee deems appropriate and may present its recommendations and conclusions to the Board.

     Compensation/Stock Option Committee. The Compensation/Stock Option Committee met five times in 1997. The duties of the Committee are to:

     a.  administer the Tracor stock option plan;

     b. recommend policies dealing with compensation, position evaluations, and personnel engagements, transfers, and terminations, including the Company's annual incentive program;

     c.  review and recommend major compensation plans;

     d.  recommend the Company's management development programs and procedures;

     e. approve and recommend to the Board of Directors compensation for corporate officers; and

     f.  review the administration of the Company's Retirement Plan.

     Members of the Compensation/Stock Option Committee are Julian Davidson, Chairman; Bob Marbut; and Elvis L. Mason.

                    COMPENSATION/STOCK OPTION COMMITTEE REPORT

     Executive Compensation Principles. The Company's Executive Compensation Program is based on guiding principles designed to align executive compensation with Company values and objectives, business strategies, management initiatives, and business financial performance. In applying these principles, the Compensation/Stock Option Committee (the "Committee") has established a program to:

     a. attract and retain key executives critical to the long-term success of the Company and each of its business groups;

     b. reward executives for long-term strategic management and enhancement of shareholder values;

     c. integrate compensation programs with both the Company's annual and long-term strategic planning and measuring processes; and

     d. support a performance-oriented environment that rewards performance not only with respect to Company goals but also Company performance as compared to that of industry performance levels.

     Executive Compensation Program. The total compensation program consists of both cash and equity-based compensation. The annual compensation consists of a base salary and an annual incentive. The Committee determines the level of salary for executive officers. Actual salary changes are based upon performance and upon national industry salary surveys in related industries, depending on the areas in which the particular executive is employed, and supplemented by other surveys which are used to enhance the analysis. These surveys covered essentially the same companies that are included in the graph comparing the
cumulative total returns of the Company, set forth below.   The salary levels
are targeted to the median of such surveys, with variations based upon the experience of each officer and the complexity of his/her particular responsibilities. In considering the salary increases from 1997 to 1998, the Committee also evaluated each executive's performance in several areas, including increases in sales and revenue from the preceding year, increases in profits in the executive's area of responsibility, and the success of his/her budgetary controls. No increases were required, or given, pursuant to the terms of any employment agreements.

     Incentive Compensation Program. Effective December 1991, the Company adopted a performance incentive plan under which executive officers and other high-level employees may receive compensation based on the achievement of individual and Company objectives. Eligible participants include officers and other key employees of the Company who are in a position to make substantial contributions to the management, growth, and success of the Company. Payment of an award is contingent upon the achievement of specified levels of earnings, bookings, revenue, and cash generation of the Company or the employee's unit ("performance goals") each year based upon the annual operating plan of the Company. A smaller portion of each person's incentive payment is based on individual and organizational goals such as increases in efficiency of the executive's area of responsibility, adherence to budgetary plans, and implementation of new operating procedures and programs. At the close of each fiscal year, the performance of the operating unit in which the employee participates is reviewed against the performance goals, division objectives are evaluated, and awards are issued. In the event the performance goals are not achieved, the awards are reduced or eliminated entirely. If performance goals are exceeded, the amount of an award may be increased. In reviewing the performance of the named executives for 1997, the Committee determined each individual and Tracor exceeded most of their respective goals for the year. Executive officers as a group were awarded payments totaling $1,736,257.11 and all employees as a group received payments totaling $7,657,956.91 under this plan in 1997.

     Stock Plan. The Company adopted, in December 1991, the Stock Plan for Employees of Tracor, Inc. and its Subsidiaries (the "1991 Plan"). In April 1995, the Company adopted the 1995 Stock Plan for Employees of Tracor, Inc. and its Subsidiaries (the "1995 Plan" or, collectively, the "Stock Plans") pursuant to which options to purchase common stock of the Company, stock appreciation rights ("SARs") (rights, granted in tandem with an option (or alone), to receive cash payments equal to any appreciation in value of the shares subject to option from the date of the option grant to the date of exercise in lieu of the exercise of an option), and/or shares of restricted stock may be granted to officers and other key employees of the Company and its subsidiaries. The plans are administered by the Committee which has authority to determine the individuals to whom and the terms pursuant to which grants shall be made. Per share option prices are not less than the fair market value of the Company's common stock on the date of the option grant, and the term of the options cannot exceed 10 years. The two plans are identical in all material respects, except that outside directors participate in the 1995 Plan.

     Under the Stock Plans, the Committee grants stock options, restricted shares, and/or SARs based upon its review of surveys and publicly available information relating to the amount and type of awards granted to executives in the aerospace and defense industry, as well as its review of each executive's performance, evaluated as described above. Through the award of options, the objective of aligning executive officers' long-range interests with those of the shareholders are met by providing the executive officers with the opportunity to build a meaningful stake in the Company.

     Officer Compensation. The Compensation Committee of the Board of Directors met for the purpose of evaluating the performance of the Company's CEO. In accordance with the Company's Executive Compensation Program, the Committee evaluated Mr. Skaggs' performance for the year based on both objectively evaluated quantitative criteria and on subjectively evaluated qualitative criteria. Mr. Skaggs' base salary and total compensation were also evaluated with respect to similar positions in the industry using a number of compensation surveys. The goal of the Committee was to determine whether an increase in his base salary was merited, and, if so, how much of an increase should be recommended to the Board. The Committee additionally determined the amount of incentive compensation and stock options to recommend that the Board should award to Mr. Skaggs.

     Quantitative and Qualitative Goals. At the beginning of each fiscal year, the Board of Directors establishes quantitative and qualitative goals or "targets" for the CEO of the Company. Results are evaluated at the end of the fiscal year.

     For 1997, the Committee evaluated the results of three quantitative criteria. They were:



                          Target           Actual
                      (in Millions)     (in Millions)      % of Target
                      -------------     -------------     -------------

     Earnings (1)          $99.00          $101.91            102.9%
     Net Cash Activity     $60.00           $47.69             79.5%
     Bookings           $1,370.00        $1,505.79            109.9%


________________

(1)  Before interest, income taxes, and extraordinary item.

     In addition, the Committee subjectively evaluated the results of qualitative criteria. They include:

     a.  return on shareholders' equity;
     b.  share price increase;
     c.  shareholders' equity increase;
     d.  achievement of strategic business goals;
     e.  the conduct of business operations;
     f.  board communication;  and
     g.  quality of management team.

     Base Salary and Annual Incentive Compensation. Based upon its review of Mr. Skaggs' overall 1997 performance for base salary and annual incentive purposes, the Committee determined that, overall, Mr. Skaggs exceeded most quantitative and qualitative target measures. The Committee also considered the Company's 1997 performance improvements over 1996 in determining the base salary increase. These improvements included a 17% increase in sales; a 15% increase in earnings before interest, income taxes, and extraordinary item (and also excluding a non-recurring gain in 1996); a 29% increase in income before extraordinary item (and also excluding a non-recurring gain in 1996); a 23% increase in firm backlog; a 20% increase in total backlog; and a 40% increase in bookings. As a result, the Committee recommended that Mr. Skaggs should receive a base salary increase of approximately 10%, effective for the 1998 year.

     Mr. Skaggs' annual incentive compensation for 1997 was calculated using a mathematical equation which took into account quantitative performance results related to earnings, net cash, and bookings plus the achievement of qualitative goals as evaluated by the Committee. Using the mathematical equation and the evaluated incentive results described above, Mr. Skaggs' recommended annual incentive bonus is 66.8% of his 1997 base salary.

     Stock Option Grants. The stock option grants made to Mr. Skaggs under the Company's Stock Plan were determined using the criteria described under the Stock Plan referenced previously. Option grants received by Mr. Skaggs in fiscal year 1997 are noted under the Executive Compensation section showing the five most highly compensated officers.

                                           Compensation/Stock Option Committee

     Julian Davidson, Chairman
     Bob Marbut
     Elvis L. Mason

                    COMPARISON OF CUMULATIVE TOTAL RETURN (1)
                       AMONG THE NASDAQ STOCK MARKET INDEX,
                       DOW JONES DEFENSE & AEROSPACE INDEX,
                                 AND TRACOR, INC.

     Set forth below is a line graph comparing the cumulative total shareholder return on the Company's common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Nasdaq Stock Market Index and the Dow Jones Defense & Aerospace Index.


[GRAPH APPEARS HERE]
COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
AMONG DOW JONES DEFENSE & AEROSPACE INDEX,
NASDAQ STOCK MARKET INDEX, AND TRACOR, INC.


    Measurement        DJ Defense &       Nasdaq          Tracor
      Period            Aerospace       Stock Market       Inc.
    4th Quarter '92       100.00          100.00          100.00
    1st Quarter '93       102.62          101.88           78.13
    2nd Quarter '93       111.87          103.83          153.13
    3rd Quarter '93       117.49          112.58          167.19
    4th Quarter '93       129.22          114.80          225.00
    1st Quarter '94       133.68          109.97          196.88
    2nd Quarter '94       135.35          104.83          187.50
    3rd Quarter '94       138.34          113.51          203.13
    4th Quarter '94       145.32          112.21          303.13
    1st Quarter '95       167.74          122.33          287.50
    2nd Quarter '95       200.64          139.93          340.63
    3rd Quarter '95       220.63          156.79          412.50
    4th Quarter '95       252.71          158.70          362.50
    1st Quarter '96       270.94          166.10          435.94
    2nd Quarter '96       284.70          179.66          431.25
    3rd Quarter '96       307.91          186.05          515.63
    4th Quarter '96       335.83          195.19          531.25
    1st Quarter '97       314.75          184.61          581.25
    2nd Quarter '97       356.30          218.45          628.13
    3rd Quarter '97       384.94          255.40          768.75
    4th Quarter '97       353.18          239.53          759.38


------------

(1) Assumes $100.00 invested on December 31, 1992, in the Nasdaq Stock Market Index, Dow Jones Defense & Aerospace Index, and Tracor, Inc.

2.  APPROVAL AND RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.

     The Board of Directors desires to obtain shareholders' ratification of the Board's action in appointing Ernst & Young LLP, Certified Public Accountants, 700 Lavaca, Suite 1400, Austin, Texas 78701, as independent auditors of Tracor and its subsidiaries for the year 1998.

     Ernst & Young LLP has been serving as the independent accountants of Tracor and its subsidiaries (including its predecessor) since 1967. It has no direct financial or material indirect financial interest in Tracor or any of its subsidiaries and, during the past three years, has had no connection therewith in the capacity of promoter, underwriter, voting trustee, director, officer, or employee.

     The Board of Directors recommends a vote FOR the following resolution which will be presented at the meeting:

     "RESOLVED, that the appointment, by the Board of Directors of the Company, of Ernst & Young LLP as independent auditors of the Company and its subsidiary companies, for the year 1998, be, and the same hereby is, approved and ratified."

     Representatives of Ernst & Young LLP are expected to be present at the 1998 Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no Form 5s were required for those persons, the Company believes that all of its officers and directors filed all requisite reports required to be filed by
Section 16(a) of the Securities Exchange Act for 1997.

                                 OTHER BUSINESS

     Tracor is not aware of any business or matters other than those indicated in this document which may be properly presented at the meeting.

                              SHAREHOLDER PROPOSALS

     Shareholders who wish to submit proposals to the Company for possible inclusion in the Company's Proxy Statement for the purpose of presentation at the Company's Annual Meeting of Shareholders in 1999 must cause such proposals to be received by the Company not less than 120 days in advance of March 21, 1999. If the date of such Annual Meeting should, subsequent to the date hereof, be advanced from April 20, 1999, by more than 30 days or delayed by more than 90 calendar days, the Company will so inform the shareholders of such change and the date by which proposals of shareholders must be received.

                                  MISCELLANEOUS

     The information contained in this Proxy Statement relating to the occupations and security holdings of directors and officers of the Company and their transactions with the Company, if any, is based solely upon information provided by the individual as of February 10, 1998.

     Please date, sign, and return the Proxy Card at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. A prompt return of your Proxy will be appreciated, as it will save the expense of additional mailings.

     If you plan to attend the Annual Meeting, please check the appropriate box on your Proxy Card. You have the right, upon your identification as a shareholder, to attend without prior indication of doing so.

                                           By Order of the Board of Directors,


                                           Russell E. Painton
                                           Secretary

Austin, Texas
March 20, 1998